Exhibit 23(a)

SELIGMAN PENNSYLVANIA MUNICIPAL FUND SERIES

Instrument Abolishing Class D Shares

WHEREAS, Seligman Pennsylvania Municipal Fund Series (the “Trust” or “Pennsylvania Fund”) was established pursuant to a Declaration of Trust dated May 13, 1986, as amended from time to time (the “Declaration of Trust”);

WHEREAS, pursuant to Section 6.9(j) of the Declaration of Trust, the Trustees established and designated Class D Shares (“Class D”) of the Pennsylvania Fund;

WHEREAS, the Trustees of the Trust converted all shares of Class D of the Pennsylvania Fund into shares of Class C of the Pennsylvania Fund, on May 16, 2008;

WHEREAS, there are no more Class D shares of the Pennsylvania Fund outstanding; and

WHEREAS, the Trustees of the Pennsylvania Fund have determined that Class D of the Pennsylvania Fund should be abolished;

NOW, THEREFORE, the undersigned, being at least a majority of the Trustees of the Pennsylvania Fund in office, hereby (i) abolish Class D of the Pennsylvania Fund, and the establishment and designation thereof, such abolition to take effect upon the filing of this certificate with the Secretary of State of the Commonwealth of Pennsylvania.

Each of the undersigned states that the foregoing action was duly taken in the manner provided for in the Declaration of Trust. This instrument shall have the status of an amendment to the Declaration of Trust.

A copy of the Declaration of Trust is on file with the Secretary of State of the Commonwealth of Pennsylvania, and notice is hereby given that this instrument is executed by the Trustees of the Pennsylvania Fund, as Trustees and not individually, and that the obligations of or arising out of this instrument are not binding upon any of the Trustees, Officers, or Shareholders individually but are binding only upon the assets and property of the Pennsylvania Fund.

IN WITNESS WHEREOF, the undersigned have set their hand to this instrument as of this 16th day of May, 2008.

Maureen Fonseca	Leroy C. Richie

John R. Galvin	Robert L. Shafer

John F. Maher	James N. Whitson

Frank A. McPherson	William C. Morris

Betsy S. Michel	Brian T. Zino